Exhibit 10.1

Alliance For ☐ ☐ ☐ ☐ ☐

Financial ☐ ☐ ☐ ☐

Growth, Inc. ☐ ☐ ☐

September 28, 2016

Mr. Patrick Bennett
Chief Executive Officer
Cosi, Inc.
294 Washington Street, Suite 510
Boston, MA 02108

Re: Agreement for the Provision of Interim Management Services

Dear Pat:

This letter, together with the attached Schedule(s), and General Terms and Conditions, sets forth the agreement (“Agreement”) between Alliance For Financial Services, Inc., a Florida corporation (“Alliance”) and Cosi, Inc., (“Cosi”) a Delaware corporation, together with all of its affiliates and subsidiaries (the “Company”) (hereinafter collectively referred to as (the “Parties”) for the engagement of ALLIANCE to provide a temporary employee to the Company to assist it in its restructuring as described below.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), and General Terms and Conditions. The Company and ALLIANCE are each a “party,” and together the “parties.” The engagement of ALLIANCE, including any ALLIANCE employees, shall be under the supervision of the Company’s Chief Executive Officer.

OBJECTIVE AND TASKS

ALLIANCE will provide Mr. Randy Kominsky (“Kominsky”) to serve as the Company’s Chief Restructuring Officer (“CRO”), reporting to the Company’s Chief Executive Officer. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Kominsky will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process. In addition to the standard duties of a CRO, the CRO role may include working with the Company to do the following:

● Work with the senior management and other employees of the Company and its advisors to provide restructuring support advice.

☐ Assist in preparation required for a Chapter 11 proceeding in the event a formal proceeding is necessary to effectuate a deleveraging event.

☐ Provide courtroom testimony to support the restructuring process, if necessary.

☐ In the event a Chapter 11 filing occurs, assist with the preparation of the statement of affairs, schedules and other regular reports required by the Bankruptcy Court as well as providing assistance in such areas as testimony before the Bankruptcy Court on matters that are within ALLIANCE'S areas of expertise and to assist the Company in the event it sells substantially all of its assets pursuant to Section 363 of the Bankruptcy Code.

● Assist management of the Company establish and implement a restructuring strategy designed to maximize enterprise value, taking into account the unique interests of key constituencies.

● Assist management with developing a business plan model and other related forecasts that will assist in negotiations with lenders, noteholders, equity holders and other key constituents.

● Assist the Company with managing a virtual data room to facilitate due diligence requests that will be requested by various constituents as part of the sale and/or restructuring process.

● Assist the Company with preparation of any intercompany schedules.

● Assist with developing a rolling 13-week receipt and disbursement cash flow forecasting model necessary to support a restructuring process, and identify potential opportunities to enhance liquidity.

● Coordinate with the Company's advisors and management to ensure a cohesive strategy, that is developed and delivered to the key constituents throughout the restructuring process.

● Work with the Company and its team to further identify and implement both short-term and long-term liquidity generating initiatives.

● Communicate with the Company’s stakeholders, including but not limited to, vendors, customers, employees, lenders, creditor committees, Court officials, attorneys and other service providers, as required, and assist the Company with negotiations with these constituents.

● Assist with such other matters as may be requested by management that fall within ALLIANCE'S expertise and that are mutually agreeable.

TIMING AND OTHER MATTERS

Alliance will commence this engagement after receipt of a copy of the Agreement executed by the Company. It is anticipated that the commencement date will be October 4, 2016.

The Company shall compensate Alliance for its services and reimburse Alliance for expenses, as set forth on Schedule 1.

If the Company seeks protection under the U.S. Bankruptcy Code, the Company agrees to immediately apply to the Bankruptcy Court to obtain approval of ALLIANCE’S retention and Retainer nunc pro tunc to the date of filing (the “Petition Date”) pursuant to 11 U.S.C. §§ 327, 328 and 363. ALLIANCE understands that, as of the Petition Date, its retention and the terms thereof are subject to Bankruptcy Court approval.

It these terms meet with your approval, please sign and return the enclosed copy of the Agreement.

We look forward to working with you.

Sincerely,

ALLIANCE FOR FINANCIAL GROWTH, INC.

/s/ Randy Kominsky
_________________________________________
By: Randy Kominsky
Title: President

COSI, INC.

/s/ Patrick Bennett
_________________________________________
By: Patrick Bennett
Title: Interim Chief Executive Officer

ALLIANCE FOR FINANCIAL GROWTH, INC.
GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities.

The Company shall undertake responsibilities as set forth below:

1.          Provide reliable and accurate detailed information, materials, documentation; and

2.          Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by ALLIANCE in connection with this Agreement.

3.          ALLIANCE’s delivery of the services and the fees charged are dependent upon (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. In connection with any Chapter 11 filing, the Company shall apply promptly to the Bankruptcy Court for approval of the Company’s retention of ALLIANCE under the terms of the Agreement pursuant to 11 U.S.C. §§ 327, 328 and 363. The form of retention application and proposed order shall be reasonably acceptable to ALLIANCE. ALLIANCE shall have no obligation to provide any further services if the Company becomes a debtor under the Bankruptcy Code unless ALLIANCE’s retention under the terms of the Agreement is approved by a final order of the Bankruptcy Court reasonably acceptable to ALLIANCE. The Company shall assist, or cause its counsel to assist, with filing, serving and noticing of papers related to ALLIANCE’s fees and expense matters.

Section 2. Retainer, Billing, Payments and Taxes.

Retainer. Upon execution of the Agreement, the Company shall promptly pay ALLIANCE the agreed-upon advance Evergreen retainer as set forth on Schedule 1. Invoices for weekly services rendered will be offset against the Evergreen retainer paid the previous Friday. Any unearned portion of the Evergreen retainer will be applied against the final invoice or returned to the Company at the end of the engagement.

Billing and Payments. ALLIANCE will submit an invoice each Monday for work during the prior week indicating the amount due for the prior week. The invoice will not contain the number of hours worked or any detailed description of the services performed. Instead, the invoice will be for the amount of the Fees and Expenses based on Schedule 1. All payments to be made to ALLIANCE shall be due and payable upon delivery of each invoice to the Company. ALLIANCE shall apply the Evergreen retainer to the outstanding invoice, once completed and forwarded to the Company. Thereafter, the Evergreen retainer shall be replenished by Company for the following week via wire transfer to ALLIANCE’s bank account. All amounts invoiced are based on services rendered and expenses incurred to date, and are not contingent upon future services or Work Product (as defined below), or the outcome of any case or matter. “Fees,” as used in this Agreement, shall include all amounts payable by the Company to ALLIANCE in accordance with Schedule 1, but excluding reimbursable expenses. If the Company becomes a debtor under the Bankruptcy Code, due to the ordinary course and unavoidable reconciliation of fees and submission of expenses immediately prior to, and subsequent to, the Petition Date, ALLIANCE may have incurred but not billed fees and reimbursable expenses which relate to the prepetition period. ALLIANCE will seek Court approval to apply the Retainer to these amounts.

Taxes. ALLIANCE’s fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on ALLIANCE’s income generally). If ALLIANCE’s fees are subject to any taxes, such as State sales tax, Goods and Services Tax/Harmonized Sales Tax or Value Added Tax, then ALLIANCE will include such taxes on its invoices as separate line items.

Section 3. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, ALLIANCE will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Employees of ALLIANCE will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. ALLIANCE will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

Section 4. Confidentiality.

Each party shall use reasonable efforts, but in no event less effort than it would use to protect its own confidential information, to keep confidential all non-public confidential or proprietary information obtained from the other party during the performance of ALLIANCE’s services hereunder (the “Confidential Information”), and neither party will disclose any Confidential Information to any other person or entity. “Confidential Information” includes the terms of this Agreement, non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of either party, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants. The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, ALLIANCE from making such disclosures of Confidential Information that ALLIANCE reasonably believes are required by law or any regulatory requirement or authority, to clear client conflicts. ALLIANCE may also disclose Confidential Information to its partners, directors, officers, employees, independent contractors, counsel and agents who have a need to know the Confidential Information as it relates to the services being provided under this Agreement, provided ALLIANCE is responsible for any breach of these confidentiality obligations by any such parties. ALLIANCE may make reasonable disclosures of Confidential Information to third parties, such as the Company’s suppliers and/or vendors, in connection with the performance of ALLIANCE’s obligations and assignments hereunder, provided ALLIANCE such third party executes a Confidentiality Agreement is bound by confidentiality obligations. In addition, ALLIANCE will have the right to disclose to any person that it provided services to the Company or its affiliates, but shall not provide any other information about its involvement with the Company. The obligations of the parties under this Section 4 shall survive the end of any engagement between the parties for a period of one (1) year. Work Product (as defined in Section 5) may contain ALLIANCE proprietary information or other information that is deemed to be Confidential Information for purposes of this Agreement. Therefore, the parties acknowledge and agree that: (i) all information (written or oral), including advice and Work Product (as defined in Section 5) generated by ALLIANCE in connection with this engagement is intended solely for the benefit and use of the Company in connection with this Agreement; and (ii) no such information shall be used for any other purpose, disseminated to any third parties, or quoted or referred to with or without attribution to ALLIANCE at any time in any manner or for any purpose without ALLIANCE’s prior approval (not to be unreasonably withheld or delayed), except as required by law.

Section 5. Intellectual Property.

All analyses, final reports, presentation materials, and other work product (other than any Engagement Tools, as defined below) that ALLIANCE creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Company Confidential Information as defined above. ALLIANCE may retain copies of the Work Product and any

Confidential Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement. All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, templates, models, utilities and other intellectual property that ALLIANCE has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of ALLIANCE. The Company shall not acquire any interest in the Engagement Tools other than a limited, worldwide, perpetual, non-transferable license to use the Engagement Tools to the extent they are contained in the Work Product. The Company acknowledges and agrees, except as otherwise set forth in this Agreement, that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.

Section 6. Framework of the Engagement.

The Company acknowledges that it is retaining ALLIANCE solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

Section 7. Indemnification and Other Matters.

The Company shall release, indemnify, hold harmless and defend Randy Kominsky, ALLIANCE and its affiliates and its and their partners, directors, officers, employees, counsel and agents (collectively, the “ALLIANCE Parties”) from and against all claims, liabilities, losses, costs, expenses and damages arising out of or in connection with the engagement of ALLIANCE that is the subject of the Agreement. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both parties in the matter covered by this indemnification creates a potential conflict of interest, the ALLIANCE Parties may engage separate counsel to represent them at the Company’s expense. The Company’s indemnification obligations in this Section 7 shall be primary to, and without allocation against, any similar indemnification obligations that ALLIANCE may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by ALLIANCE or otherwise). ALLIANCE is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against ALLIANCE, whether or not ALLIANCE is instrumental in procuring such third-party product or service. ALLIANCE acknowledges that, during the pendency of any Bankruptcy Court approved retention, these indemnification provisions are subject to modification as may be stated within the Bankruptcy Court’s retention order.

The Company shall specifically include and cover employees and agents serving as directors or officers of Alliance or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to ALLIANCE accepting any officer position, the Company shall, at the request of ALLIANCE, provide ALLIANCE a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as ALLIANCE may reasonably request evidencing the appointment and coverage of the indemnitees. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons.

The Company’s indemnification obligations in this Section 7 shall be primary to and without allocation against, any similar indemnification obligations that ALLIANCE may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees.

Section 8. Governing Law and Arbitration.

The Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Boston, Massachusetts under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, ALLIANCE may in its sole discretion proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim (and any subsequent counter claim) against the Company relating to either: (i) the non-payment of Fees or expenses or the Restructuring Fee due under this Agreement; or (ii) the nonperformance of obligations under Section 7. In the event the Company files a proceeding under Chapter 11, of Title 11 of the United States Code, the Company and ALLIANCE agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement. In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.

Section 9. Termination and Survival.

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination ALLIANCE will be entitled to any Fees and expenses and the Restructuring Fee that have accrued as of the date of such termination and are due under the provisions of this Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed). Such payment obligation shall inure to the benefit of any successor or assignee of ALLIANCE. Sections 2, 4, 5, 7, 8, 9, 10 and 11 these Terms, the provisions of Schedule 1 and the obligation to pay accrued Fees and expenses and the Restructuring Fee shall survive the expiration or termination of this Agreement.

Section 10. Limit of Liability.

THE ALLIANCE PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING OR INTENTIONAL MISCONDUCT OF ALLIANCE. THE ALLIANCE PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, LIQUIDATED OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ALLIANCE PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID TO ALLIANCE FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE APPLICABLE ADDENDUM) (THE “LIABILITY CAP”).The Liability Cap is the total limit of the ALLIANCE Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by ALLIANCE pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the ALLIANCE Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the ALLIANCE Parties pursuant to this Agreement exceed the Liability Cap. ALLIANCE acknowledges that, during the pendency of any Bankruptcy Court approved retention, the Liability Cap may be subject to modification as may be stated within the Bankruptcy Court’s retention order.

Section 11. General.

Equitable Remedies. Each party acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of the Agreement. Each party agrees that the non-breaching party shall have the right to seek a restraining order and/or an injunction for any breach of this

Agreement. If any provision of the Agreement is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.

Related Matters. If an ALLIANCE Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse ALLIANCE for any professional time and expenses (including reasonable external and internal legal costs) incurred to respond to the request, except in cases where an ALLIANCE Party is a party to the proceeding or the subject of the investigation. ALLIANCE will have the right to obtain independent legal counsel to obtain advice with respect to its services under this engagement. The Company will reimburse ALLIANCE for the reasonable and documented fees and expenses of such independent legal counsel.

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. This Agreement, including the letter, the Terms and the Schedule(s), contains the entire understanding of the Parties hereto relating to the services to be rendered by ALLIANCE and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services, The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the parties. ALLIANCE is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the Parties.

Joint and Several. If there is more than one party to this Agreement, the Company shall cause each other entity which is included in the definition of Company to be jointly and severally liable for the Company’s liabilities and obligations set forth in this Agreement.

Third-Party Beneficiaries. The indemnitees shall be third-party beneficiaries with respect to Section 7 hereof.

Data Protection. ALLIANCE acknowledges, and the Company agrees, that in performing the services hereunder, ALLIANCE may from time to time be required to process certain personal data on behalf of the Company. In such cases: (i) the Company agrees that it is acting as a data controller with respect to any such personal data and that it shall comply with all applicable international, federal, state, provincial and local data protection, privacy or information security laws, rules, regulations, directives, and governmental requirements; (ii) ALLIANCE will not be required to provide any notices to the data subjects of any such personal data before processing the data, if any such notices or consents are required; and (iii) ALLIANCE shall endeavor to (a) act only on reasonable instructions from the Company within the scope of the services of this Agreement; (b) have in place appropriate technical and organizational security measures against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data; and (c) comply (to the extent applicable to it and/or the process) with relevant data protection, privacy or other similar laws or regulations regarding the collection, storage, processing and use of personal data in connection with this Agreement.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to ALLIANCE, to:

Alliance For Financial Growth, Inc.
3101 S. Ocean Drive, #3205
Hollywood, FL 33019
Attention: Randy Kominsky

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to ALLIANCE. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.

SCHEDULE 1

FEES AND EXPENSES

1. Fees: ALLIANCE’s fees (“Fees”) will be determined and paid on a weekly basis depending on the specific ALLIANCE personnel used and at ALLIANCE’s rates, which are:

Randy Kominsky - Mr. Kominsky will work full time as the Company’s CRO. The Company agrees to pay ALLIANCE a rate of Thirteen Thousand Seven Hundred and Fifty Dollars ($13,750) per week. This weekly amount equates to a rate of $275 per hour based on a 50 hour work week. The weekly Fees will be prorated if at least 50 hours per week are not worked, provided however, that Alliance will not need to keep track of all hours worked. The weekly fee will be paid before the close of business on the Friday prior to the following work week and may be applied by ALLIANCE against the invoice prepared for the weekly services rendered on the following Friday as an Evergreen retainer. The Evergreen retainer shall be replenished that same Friday by close of business for the following week until this Agreement is terminated pursuant to the provisions hereof.

2. Success Fee: In addition to the weekly Fees, the Company agrees to pay ALLIANCE a restructuring fee (the “Restructuring Fee”) in the event that a Sale (as defined below) occurs. The Company understands and acknowledges that the Restructuring Fee is an integral part of ALLIANCE’S compensation for this engagement and that the weekly Fee basis of $275 per hour for Mr. Kominsky’s time is substantially below the standard hourly rate for someone of Mr. Kominsky’s skill and expertise.

The Company agrees to pay ALLIANCE a Restructuring Fee via wire transfer to ALLIANCE’S bank account equal to two and one half percent (2.5%) of the aggregate gross purchase price received by the Company or of any qualified credit bid submitted by any of the Company’s secured lenders in connection with the sale, transfer, or other disposition of all or substantially all of the Company's assets or equity interests in a transaction pursuant to Section 363 of the Bankruptcy Code (a "Sale"), provided however, that the Restructuring Fee will not exceed Two Hundred and Fifty Thousand Dollars ($250,000) nor be less than One Hundred and Fifty Thousand Dollars ($150,000), regardless of the amount of the aggregate gross price received by the Company or credit bid submitted by any of the Company’s secured lenders. The Restructuring Fee will be paid in full on the closing date of the Sale.

3. Expenses: In addition to the weekly Fees set forth in this Schedule, the Company shall pay directly, or reimburse ALLIANCE upon receipt of periodic billings, for all reasonable and documented out-of-pocket expenses incurred in connection with this Agreement, such as travel, lodging and meals. The Company will be entitled to approve any individual expense item greater than $250. The Company also agrees to promptly pay all of ALLIANCE’S reasonable legal expenses, as well as travel and out of pocket expenses incurred by the lawyers, in connection with this Agreement, including the negotiation of this Agreement and ALLIANCE’S retention papers filed in Bankruptcy Court (but not to exceed $5,000 for the negotiation of the Agreement and review of the retention papers, but which limit will not be applicable for all travel and time spent by the lawyers for any court hearings or separate work related to the retention), and in connection with the payment of all Fees and expenses and the Restructuring Fee due under the Agreement.

4. Retainer: The Company shall pay ALLIANCE a retainer of $30,000, of which there will be an Evergreen weekly retainer of $13,750 to be applied against the first week of Fees, $6,250 of which will be applied to expenses as they are incurred as set forth in this Schedule, and the balance of $10,000 will be used to pay legal expenses as they are incurred, all in accordance with Section 2 of the General Terms and Conditions and the Schedule.

5. Payment: ALLIANCE will submit weekly invoices listing the days worked or prorated time, and expenses incurred if any. All invoices shall be immediately due and payable following receipt by the Company of the corresponding invoice. No discount is provided for prompt payment, and none shall be taken, and there will no interest on any invoices paid late.

SCHEDULE 2

DISCLOSURES

To the best of their knowledge, ALLIANCE and Mr. Kominsky believe that they do not have any financial interest or business connection with the Company other than as contemplated by this Agreement, and as outlined in the following paragraph, and neither ALLIANCE nor Mr. Kominsky knows of any fact or situation that would represent a conflict of interest for ALLIANCE or Mr. Kominsky with regard to the Company.

ALLIANCE and Mr. Kominsky, however, have not completed a thorough check of the parties in interest with regard to the Company. Upon receiving the information from the Company with respect to the parties in interest, ALLIANCE and Mr. Kominsky will promptly complete a search of its relationships and will notify you of any connections ALLIANCE or Mr. Kominsky may have with such parties in interest.

The Parties agree that this Schedule 2 may be updated from time to time to disclose additional connections or relationships between ALLIANCE and Mr. Kominsky and the interested parties.